Exhibit 99

January 20, 2016 – NEW YORK – Viacom Inc. (NASDAQ: VIAB, VIA) today disclosed the fiscal 2015 salary, bonus and annual equity awards for its Founder and Executive Chairman and its President and Chief Executive Officer.
Founder and Executive Chairman Sumner Redstone’s annual compensation in fiscal 2015 declined 85% to $2 million, versus a total of $13 million in 2014. Mr. Redstone’s salary was unchanged in fiscal 2015. He became ineligible to receive a bonus beginning in fiscal 2015 and has not been eligible to receive an annual equity award since fiscal 2012.
President and Chief Executive Officer Philippe Dauman’s bonus declined 30% to $14 million in fiscal 2015, versus $20 million in the prior year and his contractually provided salary and annual equity award were substantially unchanged. Mr. Dauman received a salary of $4 million in fiscal 2015, versus a salary of $3.9 million in fiscal 2014, and an annual equity award valued at $18.9 million in fiscal 2015, compared with an annual equity award valued at $19.9 million in fiscal 2014.
Further information will be available in the upcoming filing of Viacom’s 2016 Proxy Statement.
Contact:

Media	Investors
Jeremy Zweig	James Bombassei
212-846-7503	212-258-6377
jeremy@viacom.com	james.bombassei@viacom.com

Pamela Yi
212-846-7581
pamela.yi@viacom.com